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                                                                   EXHIBIT 8.1



  May _, 1996


  CHS Management, Inc.
  4505 Las Virgenes Road
  Calabasas, California 91302

  Ladies and Gentlemen:

  We have acted as special counsel to CHS Management, Inc., a Delaware corporation ("CHS"), in connection with the Amended and Restated Plan and Agreement of Merger, dated as of March 11, 1996 (the "Agreement"), among MedPartners/Mullikin, Inc., a Delaware corporation ("MedPartners/Mullikin"), CHS Merger Corporation, a Delaware corporation and a wholly owned subsidiary of MedPartners/Mullikin (the "Subsidiary"), and CHS, and the transactions contemplated thereby (the "Merger"). We are delivering this opinion to you pursuant to Section 9.3(c) of the Agreement. Terms defined in the Agreement and not otherwise defined herein shall have the same meaning when used herein.

  In rendering the opinions set forth herein, we have examined copies of (i) the Agreement, and (ii) the Registration Statement on Form S-4 (Registration No. 333-4348) containing the Prospectus-Proxy Statement of CHS as filed with the Securities and Exchange Commission (the "Commission") on May 2, 1996, as amended by Amendment No. 1 filed with the Commission on May 13, 1996 (the "Registration Statement"). In addition to these documents, we have relied upon the written representations of MedPartners/Mullikin and CHS as to certain factual matters.

  In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us and (vi) the accuracy as to facts of all representations, warranties and
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CHS Management, Inc.
May _, 1996
Page 2

written statements. We have also assumed, without investigation, that all of the representations warranties and covenants contained in the Agreement and all documents on which we have relied in rendering the opinions set forth herein and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

With regard to the Merger, we are of the opinion that:

1)     The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and MedPartners/ Mullikin, the Subsidiary and CHS will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

2) No gain or loss will be recognized by MedPartners/Mullikin, CHS or the Subsidiary as a result of the Merger;

3) No gain or loss will be recognized by a CHS stockholder who receives solely shares of MedPartners/Mullikin Common Stock in exchange for CHS Shares;

4) The receipt of cash in lieu of fractional shares of MedPartners/Mullikin Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners/Mullikin. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

5) The tax basis of the shares of MedPartners/Mullikin Common Stock received by a CHS stockholder will be equal to the tax bases of the CHS Shares exchanged therefor, excluding any basis allocable to a fractional shares of MedPartners/ Mullikin Common Stock for which cash is received; and

6) The holding period of the shares of MedPartners/Mullikin Common Stock received by a CHS stockholder will include the holding period or periods of the CHS Shares exchanged therefor, provided that the CHS Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.
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CHS Management, Inc.
May _, 1996
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We note that our opinions expressed herein are based on our examination of such law, our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Furthermore, this opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may effect the continuing validity of our opinions.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement with respect thereto.

This opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

Very truly yours,



STROOCK & STROOCK & LAVAN